FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

Rubio’s® Restaurants, Inc. Reports 2005
Fourth Quarter and Fiscal Year Results

CARLSBAD, CA - March 20, 2006 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the fourth quarter and year ended December 25, 2005.

Fourth Quarter Results

•	Revenues rose 5.4% to $34.5 million from $32.7 million for the same quarter last year.
•	Comparable store sales increased 4.3% (versus comparable store sales increase of 3.2% for the same quarter last year). Transactions increased 3.6% and check average increased 0.7%.
•	Net loss was $(2,455,000) as compared to net income of $272,000 for the same quarter last year.
•	Earnings per share was a loss of $(0.26) per share as compared to $0.03 per diluted share for the same quarter last year.
•
General and administrative charges not related to on-going support for restaurant operations for the lobster lawsuit settlement, executive separation costs (of which $562,000 was a non-cash charge), executive relocation expenses and other non-recurring corporate matters and legal fees associated with the foregoing and related litigation amounted to approximately $2.6 million, or $(0.17) per share (assuming an effective tax rate of 39.5%).

•	Opened three new restaurants and closed its only Oregon location; causing a non-cash charge to the closed store reserve of $288,000, or ($0.02) per share (assuming an effective tax rate of 39.5%).
•
Loss on disposal of property was a non-cash charge of $473,000, or ($0.03) per share (assuming an effective tax rate of 39.5%), related to asset disposals from our re-imaging program, the Portland restaurant closure and various other abandon projects.

•
Restaurant operating cash flow margins were 14.1% as compared to 15.4% in the same quarter last year. Worker’s compensation expenses, guest convenience charges (credit card fees and delivery fees), and utilities account for the majority of the decline in operating cash flow margins as compared to the fourth quarter of 2004.

•	EBITDA was a negative $(1.6 million) as compared to $2.1 million for the same quarter last year.

2005 Results

•	Revenues rose 2.4% to $140.8 million from $137.4 million for last year.
•	Comparable store sales increased 1.2% (versus comparable store sales increase of 4.3% for last year). Transactions increased 0.2% and check average increased 1.0%.
•	Net loss was $(228,000) as compared to net income of $3,040,000 for last year.
•	Earnings per share was a loss of $(0.02) per share as compared to $0.32 per diluted share for last year.

•
General and administrative expenses not related to on-going support for restaurant operations, store closure reserves and loss on disposal of property for the year were approximately $4.5 million or $(0.29) per share (assuming an effective tax rate of 39.5%).

•	Average unit volumes for the trailing four quarters were $957,000.
•	Restaurant operating cash flow margins were 16.3% as compared to 17.2% for last year.
•	EBITDA was $7.2 million as compared to $12.1 million for last year.

“We were pleased with the growth in comparable sales for the fourth quarter and the addition of three new restaurants to the Rubio’s system.” said Ralph Rubio, Rubio’s Chairman and CEO. “However, we incurred substantial costs that, for the most part, are considered one-time in nature and we are working diligently to minimize these kinds of costs in the future.”

Non-GAAP Term Definitions

Restaurant operating cash flow margins are used by the Company to evaluate the performance of its restaurants and are calculated by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

EBITDA is a typical non-GAAP measure - i.e., a measure calculated and presented on the basis of methodologies other than in accordance with accounting principles generally accepted in the U.S. or “GAAP” for companies that issue public debt and certain valuation models used by investors. Although the Company has no debt, we believe the inclusion of EBITDA as a financial measure of the Company’s performance is useful to its investors and securities analysts as a factor in their analysis of the Company. The Company uses EBITDA in it’s evaluation of funding requirements for future development and other needs. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income, an indicator of cash flows from operations, or a measure of liquidity. The Company calculates EBITDA as operating income (loss) plus depreciation and amortization, asset impairment and store closure expense (reversal), and (gain) loss on disposal/sale of property.

Conference Call

The Company will host a conference call on Monday, March 20, 2006 at 8:00 a.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at www.vcall.com or through our website, www.rubios.com, under the Investor Relations section by clicking on the Vcall logo.  A recording of the conference call also will be available for 12 months through our website, www.rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ: RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas and lean carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, fluctuations in earnings growth on a quarterly basis, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004

RESTAURANT SALES	$34,389	$32,648	$140,496	$137,197
FRANCHISE AND LICENSING REVENUES	62	48	261	203
TOTAL REVENUES	34,451	32,696	140,757	137,400

COST OF SALES	9,368	8,829	37,997	37,426
RESTAURANT LABOR	11,577	10,884	45,801	44,791
RESTAURANT OCCUPANCY AND OTHER	8,580	7,905	33,732	31,438
GENERAL AND ADMINISTRATIVE EXPENSES	6,464	2,960	15,845	11,412
DEPRECIATION AND AMORTIZATION	2,035	1,868	7,763	7,322
PRE-OPENING EXPENSES	64	0	147	218
ASSET IMPAIRMENT AND STORE CLOSURE
REVERSAL, NET	275	0	275	(10)
LOSS (GAIN) ON DISPOSAL/SALE OF PROPERTY	473	(33)	520	39

OPERATING INCOME (LOSS)	(4,385)	283	(1,323)	4,764
OTHER INCOME, NET	149	63	444	154

INCOME (LOSS) BEFORE INCOME TAXES	(4,236)	346	(879)	4,918
INCOME TAX (EXPENSE) BENEFIT	1,781	(74)	651	(1,878)

NET INCOME (LOSS)	$(2,455)	$272	$(228)	$3,040

NET INCOME (LOSS) PER SHARE:
Basic	$(0.26)	$0.03	$(0.02)	$0.33
Diluted	$(0.26)	$0.03	$(0.02)	$0.32
SHARES USED IN CALCULATING NET
INCOME (LOSS) PER SHARE:
Basic	9,423	9,210	9,378	9,135
Diluted	9,423	9,611	9,378	9,388

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	27.2%	27.0%	27.0%	27.3%
RESTAURANT LABOR (1)	33.7%	33.3%	32.6%	32.6%
RESTAURANT OCCUPANCY AND OTHER (1)	24.9%	24.2%	24.0%	22.9%
GENERAL AND ADMINISTRATIVE EXPENSES	18.8%	9.1%	11.3%	8.3%
DEPRECIATION AND AMORTIZATION	5.9%	5.7%	5.5%	5.3%
PRE-OPENING EXPENSES	0.2%	0.0%	0.1%	0.2%
ASSET IMPAIRMENT AND STORE CLOSURE
REVERSAL, NET	0.8%	0.0%	0.2%	0.0%
LOSS (GAIN) ON DISPOSAL/SALE OF PROPERTY	1.4%	-0.1%	0.4%	0.0%
OPERATING INCOME (LOSS)	-12.7%	0.9%	-0.9%	3.5%
OTHER INCOME, NET	0.4%	0.2%	0.3%	0.1%
INCOME (LOSS) BEFORE INCOME TAXES	-12.3%	1.1%	-0.6%	3.6%
INCOME TAX (EXPENSE) BENEFIT	5.2%	-0.2%	0.5%	-1.4%
NET INCOME (LOSS)	-7.1%	0.8%	-0.2%	2.2%

(1) As a percentage of the related sales and/or revenues

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 25, 2005	December 26, 2004

CASH AND SHORT-TERM INVESTMENTS	$11,071	$12,505
OTHER CURRENT ASSETS	5,426	4,183
PROPERTY - NET	30,601	31,596
LONG-TERM INVESTMENTS	3,675	3,553
OTHER ASSETS	7,818	5,351
TOTAL ASSETS	$58,591	$57,188

CURRENT LIABILITIES	$12,398	$11,756
OTHER LIABILITIES	5,228	5,692
STOCKHOLDERS' EQUITY	40,965	39,740
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,591	$57,188